Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Second Quarter Earnings

Syracuse, NY, July 15, 2009 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter ended June 30, 2009 was $2.0 million compared to $2.9 million in the year-ago quarter. The results for the second quarter reflect continued growth in net interest income, which offset higher credit costs and a decline in investment management income compared to the year-ago quarter. The Company’s second quarter earnings were down from the year-ago quarter, however, due to a significant increase in the premiums assessed by the Federal Deposit Insurance Corporation (“FDIC”) to all FDIC-insured banks. The increase in FDIC insurance premiums charged to all FDIC-insured banks in the second quarter resulted in a $1.0 million increase in Alliance’s FDIC insurance expense compared with the year-ago quarter. A large portion of the FDIC’s insurance premium increase was in the form of a special assessment charged to all FDIC-insured banks. The special assessment charged to Alliance in the second quarter totaled $676,000 before tax, or $0.09 per diluted common share after taxes.

Net income available to common shareholders for the second quarter was $1.3 million or $0.28 per diluted share, compared with $2.9 million or $0.62 per diluted share in the year-ago quarter. Preferred dividends and the accretion of the preferred stock discount was $726,000 or $0.16 per diluted share in the second quarter of 2009.

Net income available to common shareholders for the six months ended June 30, 2009 was $3.9 million or $0.85 per diluted share, compared with $5.0 million or $1.06 per diluted share in the year-ago period. Preferred dividends and the accretion of the preferred stock discount was $1.1 million or $0.24 per diluted share for the six months ended June 30, 2009, respectively.

Jack H. Webb, President and CEO of Alliance said, “We achieved record levels of net interest income, mortgage originations and closings and total deposits for the second consecutive quarter despite significant economic challenges by consistently delivering quality financial products and services in Central New York. Our community-banking business model which focuses on responsive personal service increasingly differentiates Alliance in a highly commoditized and rapidly changing banking industry.”

Webb added, “Our second quarter results also reflect the continued increase of our reserve for credit losses. The difficult economic and credit market conditions and the prospects for a slow recovery will likely pressure bank loan portfolios for some time. With this in mind, we continued to increase our reserve for credit losses in the second quarter to $9.9 million, which is the highest in the Company’s history and is up nearly 8% from the end of 2008.”

Balance Sheet Highlights

Total assets were $1.4 billion at June 30, 2009, which increased $75.3 million or 5.5% from December 31, 2008. Securities available-for-sale increased $70.3 million to $369.5 million at the end of the second quarter compared with the end of 2008. Total loans and leases (net of unearned income) increased $26.0 million to $936.8 million at June 30, 2009, compared with $910.8 million at December 31, 2008.

Residential mortgages increased $7.4 million or 2.2% during the quarter, and totaled $346.7 million at June 30, 2009. Residential mortgage origination volume increased $18.2 million or 59.2% in the second quarter compared with the year-ago quarter, and is on a pace to exceed our full year 2008 record originations of $103.2 million. Through the first half of 2009, Alliance has originated $96.2 million in residential mortgages in Central New York. We have increased our market share of the residential mortgage market as a result of our focused expansion of and investment in the Company’s mortgage business in Central New York.

Indirect auto loan balances were $192.0 million as of June 30, 2009. The Company originated $32.3 million of indirect auto loans in the second quarter, compared with $21.7 million in the first quarter of 2009 and $31.6 million in the year-ago quarter. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Leases (net of unearned income) decreased $10.2 million or 10.7% in the second quarter as a result of the Company’s previously announced decision to cease new lease originations. The remaining balance of the lease portfolio of $85.3 million is expected to continue to run-off at the rate of approximately $9.0 million per quarter over the next twelve months.

Commercial loans and mortgages increased $1.6 million in the second quarter and totaled $216.9 million at June 30, 2009. Originations of commercial loans (excluding lines of credit) in the second quarter totaled $10.8 million, compared with $17.0 million in the first quarter of 2009 and $10.2 million in the year-ago quarter. Through the first half of 2009, commercial loan originations are up approximately 31.1% over the first half of 2008. Alliance has experienced an increase in commercial loan opportunities and has been successful in developing relationships with new credit-worthy businesses in our markets which are seeking the stability of a relationship with a financially strong and locally-based bank.

The Company’s investment securities portfolio totaled $369.5 million at June 30, 2009, compared with $299.1 million at December 31, 2008. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at June 30, 2009 was 74% guaranteed mortgage-backed securities, 23% municipal securities and 2% obligations of U.S. Government-sponsored corporations. Mortgage-backed securities, which totaled $274.8 million at June 30, 2009, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the full faith and credit of the federal government. The Company does not invest in any private-label mortgage-backed securities or securities backed by sub-prime, Alt-A or other high-risk mortgages. The Company also does not hold any preferred stock, corporate debt or trust preferred securities in its investment portfolio.

The Company had net unrealized gains of approximately $5.4 million in its securities portfolio at June 30, 2009.

Total deposits were $1.1 billion at June 30, 2009, which was an increase of $151.2 million or 16.1% compared with December 31, 2008. Approximately 67% of the deposit increase, or $101 million, resulted from growth across all of our retail, commercial and municipal business lines. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts (transaction accounts), which comprised 60.2% of total deposits at the end of the second quarter, compared with 62.1% at December 31, 2008 and 58.8% at June 30, 2008. The rest of the increase in deposits resulted from the acquisition of wholesale time deposits to fund investment portfolio growth.

On May 13, 2009, the Company redeemed all 26,918 shares of its Fixed Rate Cumulative Perpetual Preferred Stock (“Preferred Stock”) it sold to the U.S. Department of the Treasury (“Treasury Department”) on December 19, 2008 in connection with the Treasury Department’s Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program. The Company paid $27.2 million to the Treasury Department to redeem the Preferred Stock, which included the original investment amount of $26.9 million plus accrued dividends of approximately $329,000. The Company and Bank received unconditional approvals from their respective regulators and from the Treasury Department to redeem the Preferred Stock. As a result of the redemption, the Company recorded a reduction in undivided profits of approximately $551,000 in the second quarter of 2009 associated with accelerated discount accretion related to the difference between the amount at which the Preferred Stock sale was initially recorded and the redemption price. The Preferred Stock dividend and the acceleration of the accretion reduced the second quarter’s net income available to common shareholders and earnings per common share by $726,000 and $0.16, respectively. On June 17, 2009, the Company repurchased the warrant (“Warrant”) to purchase 173,069 shares of its common stock issued to the Treasury Department as part of the CPP for $900,000. The repurchase of the Warrant was recorded as a reduction to shareholders’ equity, and had no affect on the Company’s net income and earnings per share.

Shareholders’ equity was $120.0 million at June 30, 2009, compared with $144.5 million at December 31, 2008. The redemption of the Preferred Stock and repurchase of the Warrant reduced shareholders’ equity by $28.1 million in the second quarter. Net income for the quarter increased shareholders’ equity by $2.0 million and was partially offset by common stock dividends declared of $1.2 million or $0.26 per common share.

The Company’s Tier 1 leverage ratio was 7.30% and its total risk-based capital ratio was 12.22% at the end of the second quarter, both of which comfortably exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively. The Company’s tangible common equity capital ratio was 5.67% at June 30, 2009.

Asset Quality and the Provision for Credit Losses

Continuing weakness in the local, state and national economies contributed to an increase in delinquencies and nonperforming loans and leases in the second quarter. Loans and leases past due 30 days or more totaled $20.4 million or 2.2% of total loans and leases at June 30, 2009, compared with $18.0 million or 2.0% at March 31, 2009 and $20.3 million or 2.2% of total loans and leases at December 31, 2008. Approximately 44% of all delinquent loans and leases at the end of the second quarter were past due for one payment, compared with 50% at March 31, 2009 and 55% at the end of 2008.

Nonperforming assets were $8.0 million or 0.55% of total assets at June 30, 2009, compared with $6.7 million or 0.48% of total assets at March 31, 2009 and $5.1 million or 0.38% of total assets at December 31, 2008. The largest component of nonperforming assets was loans and leases on nonperforming status, which totaled $7.6 million at the end of the second quarter, compared with $5.9 million and $4.5 million at March 31, 2009 and December 31, 2008, respectively. The increase in nonperforming loans and leases in the second quarter resulted largely from five commercial relationships aggregating $2.2 million being placed on nonaccrual status during the quarter. Conventional residential mortgages comprised $1.9 million (23 loans) or 25.3% of nonperforming loans and leases at June 30, 2009. Nonperforming commercial loans totaled $4.4 million (35 loans) or 57.8% of nonperforming loans and leases at the end of the second quarter. Leases on nonperforming status totaled $995,000 (27 leases) or 13.1% of nonperforming loans and leases at the end of the second quarter.

The provision for credit losses was $1.8 million and $3.6 million in the quarter and six months ended June 30, 2009, respectively, compared with $1.3 million and $2.7 million in the year-ago periods, respectively. Net charge-offs were $1.6 million and $2.9 million in the three months and six months ended June 30, 2009, respectively, compared with $844,000 and $2.5 million in the year-ago periods, respectively. Net charge-offs equaled 0.71% and 0.62%, respectively, of average loans and leases during the three months and six months ended June 30, 2009, compared with 0.37% and 0.55%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 109.2% and 124.5%, respectively, in the quarter and six months ended June 30, 2008, compared with 155.3% and 109.2%, respectively, in the year-ago periods.

The allowance for credit losses was $9.9 million at June 30, 2009, compared with $9.7 million at March 31, 2009 and $9.2 million at December 31, 2008. The ratio of the allowance for credit losses to total loans and leases was 1.05% at June 30, 2009, compared with 1.05% at March 31, 2009 and 1.01% at December 31, 2008. The ratio of the allowance for credit losses to nonperforming loans and leases was 129.5% at June 30, 2009, compared with 164.0% at March 31, 2009 and 204.6% at December 31, 2008.

Net Interest Income

Net interest income totaled $10.6 million in the three months ended June 30, 2009, representing an increase of $1.1 million or 11.7% compared with the second quarter of 2008, and $577,000 or 5.7% compared with the first quarter of 2009. The increases in net interest income were driven by higher net interest margins combined with earning asset growth. Average earning assets increased $91.0 million in the second quarter compared with the year-ago quarter, and were up $40.2 million compared with the first quarter of 2009, with much of the growth in the Company’s residential mortgage and investment portfolios.

The Company’s tax-equivalent net interest margin increased 11 basis points in the second quarter compared with the year-ago quarter, and was up 8 basis points compared to the first quarter of 2009. The net interest margin on a tax-equivalent basis was 3.50% in the second quarter of 2009, compared with 3.39% in the second quarter of 2008 and 3.42% in the first quarter of 2009. The increase in the net interest margin was the result of a decrease in the tax-equivalent earning asset yield of 76 basis points in the second quarter compared with the year-ago quarter, which was offset by a decrease in its cost of funds of 94 basis points over the same period. The Company’s yield on earning assets decreased 17 basis points in the second quarter of 2009 compared with the first quarter of 2009, which was offset by a decrease in its cost of funds of 32 basis points during the same period.

Net interest income for the six months ended June 30, 2009 totaled $20.7 million, an increase of $2.4 million or 13.1% compared with $18.3 million in the year-ago period. Average earning assets increased $74.9 million in the first half of 2009 compared with the year-ago period. The tax-equivalent net interest margin was 3.46% in the first half of 2009, compared with 3.27% in the first half of 2008. A decrease of 79 basis points in the Company’s tax-equivalent earning assets yield in the first half of 2009 compared with the same period in 2008 was offset by a 104 basis point decrease in its cost of funds over the same period.

The positive net interest margin growth in 2009 has been driven by the Company’s ongoing active balance sheet management and deposit pricing strategies and the positive effect of those strategies in the current interest rate cycle.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.8 million in the second quarter of 2009, which was a decrease of $521,000 or 9.9% from the second quarter of 2008. Investment management income decreased $465,000 or 20.7% in the second quarter compared with the year-ago quarter as a result of the impact of the decline in equity markets over the past eighteen months on the value of assets under management. Non-interest income comprised 31.0% of total revenue in the second quarter of 2009 compared with 35.7% in the year-ago quarter and 30.2% in the first quarter of 2009. The decline in this ratio has been driven largely by the increase in net interest income and to a lesser degree by the decrease in investment management income.

Non-interest income totaled $10.1 million in the first six months of 2009, which is a decrease of $347,000 from $10.5 million in the year-ago period. The Company recognized $1.0 million in pre-tax gains on the sale of securities in the first quarter of 2009, compared with gains of $137,000 in the first quarter of 2008. Absent the effect of these gains, non-interest income decreased $1.2 million or 11.9% due primarily to lower investment management fee income. Non-interest income comprised 30.6% of total revenue in the first half of 2009 compared with 36.0% in the year-ago period.

Non-interest expenses were $10.9 million in the quarter ended June 30, 2009, compared to $9.6 million in the second quarter of 2008. FDIC insurance expense increased $1.0 million or 3,748% compared with the second quarter of 2008, and $692,000 or 199% compared with the first quarter of 2009. Excluding the effect of FDIC insurance, non-interest expenses increased $257,000 or 2.7% in the second quarter compared with the year-ago period, and $140,000 or 1.4% from the first quarter of 2009.

The increase in the Company’s FDIC insurance expense resulted in large part from a special charge assessed by the Federal Deposit Insurance Corporation to all FDIC-insured banks, and to overall higher rates charged to all FDIC insured banks in 2009. The special assessment charged to Alliance in the second quarter totaled $676,000. The FDIC may assess additional similar special charges on all FDIC-insured banks in coming quarters as needed to replenish the FDIC insurance fund.

Non-interest expenses were $21.0 million in the six months ended June 30, 2009, compared to $19.4 million in the first half of 2008. FDIC insurance expense increased $1.3 million or 2,467% compared with the first half of 2008. Excluding the effect of FDIC insurance, non-interest expenses increased $209,000 or 1.1% in the first half of 2009 compared with the year-ago period.

The Company’s efficiency ratio was 70.8% in the second quarter of 2009, compared with 65.1% in the year-ago quarter and 70.0% in the first quarter of 2009. The Company’s efficiency ratio was 70.4% in the six months ended June 30, 2009, compared with 68.0% in the year-ago period. The $676,000 special FDIC insurance assessment significantly impacted the Company’s efficiency ratios in 2009. The Company’s efficiency ratios would have been 64.1% and 65.8% for the three months and six months ended June 30, 2009 without the special assessment.

The Company’s effective tax rate was 24.3% and 20.5% for the three months and six months ended June 30, 2009, compared with 25.1% and 25.3% in the year-ago periods.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation

	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$12,503	$13,682	$25,188	$27,836
Federal funds sold and interest bearing deposits	5	43	14	89
Securities	3,367	3,255	6,562	6,606

Total interest income	15,875	16,980	31,764	34,531

Interest expense:
Deposits:
Savings accounts	117	123	234	237
Money market accounts	844	1,130	1,807	2,516
Time accounts	2,467	3,896	5,176	8,550
NOW accounts	134	173	284	387

Total	3,562	5,322	7,501	11,690

Borrowings:
Repurchase agreements	229	374	480	864
FHLB advances	1,249	1,451	2,648	2,962
Junior subordinated obligations	213	326	468	741

Total interest expense	5,253	7,473	11,097	16,257

Net interest income	10,622	9,507	20,667	18,274
Provision for credit losses	1,800	1,311	3,550	2,677

Net interest income after provision for credit losses	8,822	8,196	17,117	15,597

Non-interest income:
Investment management income	1,785	2,250	3,546	4,538
Service charges on deposit accounts	1,268	1,257	2,461	2,490
Card-related fees	567	543	1,088	1,045
Insurance agency income	374	482	689	820
Income from bank-owned life insurance	252	204	499	363
Gain on the sale of loans	250	136	275	162
Gain on sale of securities available-for-sale	—	—	1,015	137
Other non-interest income	270	415	553	918

Total non-interest income	4,766	5,287	10,126	10,473

Non-interest expense:
Salaries and employee benefits	4,721	4,912	9,421	9,917
Occupancy and equipment expense	1,787	1,674	3,551	3,397
Communication expense	196	204	387	402
Office supplies and postage expense	301	129	612	237
Marketing expense	248	278	499	569
Amortization of intangible asset	387	415	775	823
Professional fees	754	621	1,431	1,362
FDIC insurance premium	1,039	27	1,386	54
Other operating expense	1,466	1,370	2,904	2,664

Total non-interest expense	10,899	9,630	20,966	19,425

Income before income tax expense	2,689	3,853	6,277	6,645
Income tax expense	653	966	1,284	1,682

Net income	$2,036	$2,887	$4,993	$4,963

Dividend and accretion of discount on preferred stock	(726)	—	(1,084)	—

Net income available to common shareholders	$1,310	$2,887	$3,909	$4,963

Share and Per Share Data
Basic average common shares outstanding	4,495,439	4,556,157	4,494,132	4,567,092
Diluted average common shares outstanding	4,518,827	4,583,309	4,507,244	4,594,970
Basic earnings per common share	$0.29	$0.62	$0.85	$1.07
Diluted earnings per common share	$0.28	$0.62	$0.85	$1.06
Cash dividends declared	$0.26	$0.24	$0.52	$0.48

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	June 30, 2009	December 31, 2008
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$27,790	$21,172
Federal funds sold	—	26,918
Securities available-for-sale	369,490	299,149
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	11,002	11,844
Loans and leases held for sale	2,412	875
Total loans and leases, net of unearned income	936,787	910,755
Less allowance for credit losses	9,859	9,161

Net loans and leases	926,928	901,594

Premises and equipment, net	20,537	21,202
Accrued interest receivable	4,421	4,218
Bank-owned life insurance	25,439	24,940
Goodwill	32,073	32,073
Intangible assets, net	10,753	11,528
Other assets	11,860	11,845

Total assets	$1,442,705	$1,367,358

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	152,828	140,845
Interest bearing	936,223	797,037

Total deposits	1,089,051	937,882

Borrowings	187,530	238,972
Accrued interest payable	2,083	3,037
Other liabilities	18,499	17,212
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,322,937	1,222,877

Shareholders’ equity:
Preferred stock	—	26,331
Common stock	4,925	4,901
Surplus	42,146	41,922
Undivided profits	82,322	81,110
Accumulated other comprehensive income	1,387	971
Directors’ stock-based deferred compensation plan	(2,356)	(2,098)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	119,768	144,481

Total liabilities and shareholders’ equity	$1,442,705	$1,367,358

Common shares outstanding	4,602,478	4,578,910
Book value per common share	$26.02	$25.67
Tangible book value per common share	$16.72	$16.15

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$18,903	$6,829	$25,907	$6,950
Securities(1)	338,584	286,447	321,548	286,664
Loans and leases receivable:
Residential real estate loans(2)	346,019	289,101	335,465	283,852
Commercial loans	215,658	220,093	214,321	219,266
Leases, net of unearned income(2)	89,605	124,695	94,286	127,233
Indirect loans	185,765	177,112	183,436	175,567
Other consumer loans	90,745	89,979	90,344	90,835

Loans and leases receivable, net of unearned income	927,792	900,980	917,852	896,753

Total earning assets	1,285,279	1,194,256	1,265,307	1,190,367

Non-earning assets	135,324	129,410	133,533	126,903

Total assets	$1,420,603	$1,323,666	$1,398,840	$1,317,270

Interest bearing liabilities:
Interest bearing checking accounts	$115,549	$106,487	$115,808	$106,723
Savings accounts	91,859	85,446	89,954	83,648
Money market accounts	308,279	228,124	287,298	219,480
Time deposits	383,166	394,558	369,961	404,176
Borrowings	190,901	218,258	201,073	214,248
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,115,528	1,058,647	1,089,868	1,054,049

Non-interest bearing deposits	155,156	131,689	151,994	128,971
Other non-interest bearing liabilities	16,672	17,058	17,146	18,068

Total liabilities	1,287,356	1,207,394	1,259,008	1,201,088
Shareholders’ equity	133,247	116,272	139,832	116,182

Total liabilities and shareholders’ equity	$1,420,603	$1,323,666	$1,398,840	$1,317,270

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	June 30, 2009		March 31, 2009		December 31, 2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$101	$101	$101	$101	$101	$102
Obligations of U.S. government- sponsored corporations	6,651	6,801	25,611	25,797	34,489	35,143
Obligations of states and political subdivisions	82,737	84,788	88,783	91,205	89,154	91,033
Mortgage-backed securities(1)	271,684	274,782	206,503	209,401	167,753	169,960

Total debt securities	361,173	366,472	320,998	326,504	291,497	296,238

Stock investments:
Equity securities	1,958	2,023	1,958	1,877	1,958	1,923
Mutual funds	1,000	995	1,000	999	1,000	988

Total stock investments	2,958	3,018	2,958	2,876	2,958	2,911

Total available-for-sale	$364,131	$369,490	$323,956	$329,380	$294,455	$299,149

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the full faith and credit of the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	June 30, 2009		March 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$346,671	37.2%	$339,273	36.8%	$314,039	34.6%
Commercial loans	216,915	23.3%	215,299	23.3%	214,315	23.6%
Leases, net of unearned income	85,339	9.1%	95,512	10.4%	104,655	11.6%
Indirect loans	192,044	20.6%	182,780	19.8%	182,807	20.2%
Other consumer loans	91,716	9.8%	89,839	9.7%	90,906	10.0%

Total loans and leases	$932,685	100.0%	922,703	100.0%	906,722	100.0%

Net deferred loan costs	4,102		4,056		4,033
Allowance for credit losses	(9,859)		(9,707)		(9,161)

Net loans and leases	$926,928		$917,052		$901,594

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	June 30, 2009		March 31, 2009		December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
Deposit composition
Non-interest bearing checking	$152,828	14.0%	$160,434	15.6%	$140,845	15.0%
Interest bearing checking	121,388	11.2%	113,992	11.0%	106,292	11.3%

Total checking	274,216	25.2%	274,426	26.6%	247,137	26.3%

Savings	93,672	8.6%	91,205	8.9%	88,242	9.4%
Money market	287,618	26.4%	301,098	29.2%	247,392	26.4%
Time deposits	433,545	39.8%	363,532	35.3%	355,111	37.9%

Total deposits	$1,089,051	100.0%	$1,030,261	100.0%	$937,882	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	June 30, 2009		March 31, 2009		December 31, 2008
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$8,990	0.97%	$8,938	0.97%	$11,124	1.22%
60 days past due	3,788	0.41%	3,168	0.34%	4,736	0.52%
90 days past due and still accruing	23	—%	299	0.03%	126	0.01%
Non-accrual	7,588	0.81%	5,620	0.61%	4,352	0.48%

Total	$20,389	2.19%	$18,025	1.95%	$20,338	2.23%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	June 30, 2009	March 31, 2009	December 31, 2008
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$1,925	$1,882	$1,506
Commercial loans	4,400	1,897	1,997
Leases	995	1,692	595
Indirect loans	82	65	101
Other consumer loans	186	84	153

Total non-accruing loans and leases	7,588	5,620	4,352
Accruing loans and leases delinquent 90 days or more	23	299	126

Total non-performing loans and leases	7,611	5,919	4,478
Other real estate and repossessed assets	373	829	657

Total non-performing assets	$7,984	$6,748	$5,135

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$9,707	$8,184	$9,161	$8,426

Loans and leases charged-off	(2,315)	(1,076)	(3,698)	(2,957)
Recoveries of loans and leases previously charged-off	667	232	846	505

Net loans and leases charged-off	(1,648)	(844)	(2,852)	(2,452)

Provision for credit losses	1,800	1,311	3,550	2,677

Allowance for credit losses, end of period	$9,859	$8,651	$9,859	$8,651

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

	At or for the three months ended June 30,		At or for the six months ended June 30,
Key Ratios	2009	2008	2009	2008
Return on average assets	0.37%	0.87%	0.56%	0.75%
Return on average equity	3.93%	9.93%	5.59%	8.54%
Return on average common equity	4.33%	9.93%	6.47%	8.54%
Return on average tangible common equity	6.71%	16.16%	10.07%	13.94%
Yield on earning assets	5.13%	5.89%	5.21%	6.00%
Cost of funds	1.88%	2.82%	2.04%	3.08%
Net interest margin (tax equivalent) (1)	3.50%	3.39%	3.46%	3.27%
Non-interest income to total income (2)	30.97%	35.74%	30.60%	36.02%
Efficiency ratio (3)	70.83%	65.09%	70.41%	68.01%
Common dividend payout ratio (4)	92.86%	38.10%	61.18%	44.86%

Net loans and leases charged-off to average loans and leases, annualized	0.71%	0.37%	0.62%	0.55%
Provision for credit losses to average loans and leases, annualized	0.77%	0.58%	0.77%	0.60%
Allowance for credit losses to total loans and leases	1.05%	0.96%	n/a	n/a
Allowance for credit losses to non-performing loans and leases	129.5%	199.2%	n/a	n/a
Non-performing loans and leases to total loans and leases	0.81%	0.48%	n/a	n/a
Non-performing assets to total assets	0.55%	0.34%	n/a	n/a

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2009		2008
	Second	First	Fourth	Third	Second
	(Dollars in thousands, except share and per share data)
Interest income	$15,875	$15,889	$16,699	$16,734	$16,980
Interest expense	5,253	5,844	6,855	7,155	7,473

Net interest income	10,622	10,045	9,844	9,579	9,507
Provision for credit losses	1,800	1,750	1,976	849	1,311

Net interest income after provision for credit losses	8,822	8,295	7,868	8,730	8,196
Other non-interest income	4,766	5,360	4,750	5,134	5,287
Other non-interest expense	10,899	10,067	10,051	9,899	9,630

Income before income tax expense	2,689	3,588	2,567	3,965	3,853
Income tax expense	653	631	183	955	966

Net income	$2,036	$2,957	$2,384	$3,010	$2,887

Net income available to common shareholders	$1,310	$2,599	$2,337	$3,010	$2,887

Stock and related per share data
Basic earnings per common share	$0.29	$0.57	$0.51	$0.65	$0.62
Diluted earnings per common share	$0.28	$0.57	$0.51	$0.65	$0.62
Basic weighted average common shares outstanding	4,495,439	4,492,810	4,492,810	4,545,357	4,556,157
Diluted weighted average common shares outstanding	4,518,827	4,495,787	4,510,483	4,564,904	4,583,309
Cash dividends paid per common share	$0.26	$0.26	$0.26	$0.26	$0.24
Common dividend payout ratio (1)	92.86%	45.61%	50.98%	40.00%	38.10%
Common book value	$26.02	$26.04	$25.67	$25.14	$24.84
Tangible common book value (2)	$16.72	$16.63	$16.15	$15.54	$15.21

Capital Ratios(6)
Holding Company
Tier 1 leverage ratio	7.30%	9.52%	9.59%	7.58%	7.41%
Tier 1 risk based capital	11.13%	14.17%	14.05%	10.72%	10.73%
Total risk based capital	12.22%	15.26%	15.08%	11.71%	11.71%
Average tangible common equity to average tangible assets	5.67%	5.71%	5.92%	5.63%	5.59%

Bank
Tier 1 leverage ratio	6.87%	9.01%	8.97%	7.25%	7.00%
Tier 1 risk based capital	10.51%	13.47%	13.15%	10.28%	10.18%
Total risk based capital	11.61%	14.57%	14.19%	11.27%	11.17%

Selected ratios
Return on average assets	0.37%	0.76%	0.70%	0.92%	0.87%
Return on average equity	3.93%	7.10%	7.52%	10.42%	9.93%
Return on average common equity	4.33%	8.69%	7.74%	10.42%	9.93%
Return on average tangible common equity	6.71%	13.65%	12.14%	16.89%	16.16%
Yield on earning assets	5.13%	5.30%	5.69%	5.85%	5.89%
Cost of funds	1.88%	2.20%	2.58%	2.75%	2.82%
Net interest margin (tax equivalent) (3)	3.50%	3.42%	3.43%	3.43%	3.39%
Non-interest income to total income (4)	30.97%	30.19%	32.55%	34.89%	35.74%
Efficiency ratio (5)	70.83%	69.96%	68.87%	67.28%	65.09%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.71%	0.53%	0.74%	0.28%	0.37%
Provision for credit losses to average loans and leases, annualized	0.77%	0.77%	0.87%	0.38%	0.58%
Allowance for credit losses to total loans and leases	1.05%	1.05%	1.01%	0.97%	0.96%
Allowance for credit losses to non-performing loans and leases	129.5%	164.0%	204.6%	187.9%	148.4%
Non-performing loans and leases to total loans and leases	0.81%	0.64%	0.49%	0.52%	0.65%
Non-performing assets to total assets	0.55%	0.48%	0.38%	0.37%	0.45%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	Tax equivalent net interest income divided by average earning assets
(4)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(5)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(6)	The changes in the Company’s and the Bank’s Tier 1 and risk based capital ratios in the fourth quarter of 2008 and the second quarter of 2009 resulted from the participation and subsequent withdrawal from the U.S. Treasury’s Capital Purchase Program.